Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (“Agreement”) is made and entered into this 1st day of February 2007, by and between Stallion Energy LLC, a Delaware limited liability company (“Stallion”), and Linn Energy, LLC, a Delaware limited liability company (“Linn”), Linn Energy Holdings, LLC, a Delaware limited liability company (“Linn Holdings”), Linn Operating, Inc., a Delaware corporation (“Linn Operating”) and Penn West Pipeline, LLC, a Texas limited liability company (“Penn West”, and together with Linn, Linn Holdings and Linn Operating the “Linn Parties”).

RECITALS

WHEREAS, Cavallo Energy LP, a Delaware limited partnership (“Cavallo”), and Linn have entered into certain Purchase and Sale Agreements, each dated as of December 13, 2006, (the “Purchase Agreements”), whereby Cavallo has agreed to sell to Linn all of Cavallo’s right, title, interest and estate in and to the “Assets” (as defined in the Purchase Agreements);

WHEREAS, at the Closings (as defined in the Purchase Agreements) Linn designated certain of its Affiliates (as defined in the Purchase Agreements) to take assignment of and title to certain of the Assets, and Cavallo assigned certain of the Assets to Linn Holdings and to Linn Operating,

WHEREAS, Cavallo Gathering Company, LLC, a Texas limited liability company (“Cavallo Gathering”) and Penn West Pipeline, LLC, a Delaware limited liability company, have entered into that certain Assignment, Conveyance and Bill of Sale dated February 1, 2007 (the “Gathering System Conveyance”), pursuant to which Cavallo Gathering has assigned, conveyed and sold a gathering system and certain related assets more particularly described in the Gathering System Conveyance (the “Gathering Assets”);

WHEREAS, Stallion is currently the operator of the Assets and of the Gathering Assets and the Linn Parties desire that Stallion continue to provide, or cause to be provided, to the Linn Parties certain services related to the operation, development, maintenance and other similar services related to the Assets and the Gathering Assets for a transitional period following the closing of the transactions contemplated in the Purchase Agreements (the “Closing Date”);

WHEREAS, the Linn Parties desire to employ certain persons currently employed by Stallion and Stallion has agreed to provide such persons the opportunity to seek employment with the Linn Parties and assist the Linn Parties in retaining such persons’ services; and

WHEREAS, terms defined in the Purchase Agreements shall have the same meanings when used herein unless expressly stated otherwise, except that for purposed of this Agreement the term “Assets” shall include the Gathering Assets.

NOW, THEREFORE, for the mutual covenants, promises and agreements herein contained, Stallion and the Linn Parties covenant and agree as follows:

1.             Services

(a)         During the Initial Term (as hereinafter defined), Stallion will perform the services in respect of the Assets, which services are set forth on Appendix B hereto through the dates set forth in this Agreement.  The services shall be similar to those duties and obligations that Stallion has performed as operator of the Assets prior to acquisition of such Assets by the Linn Parties.

(b)         Stallion shall maintain such offices and staff as it currently maintains for the performance of its services hereunder, and Stallion shall devote to the performance of the services hereunder the personnel currently rendering such services or other personnel experienced and qualified in such matters. Stallion may hire such personnel as it deems necessary to perform the Services.  Stallion will at all times endeavor to perform such services in accordance with good professional industry and business standards, and in respect of the operational and field services provided hereunder, to the standard of a reasonably prudent oil and gas operator in the area under the same or similar circumstances, but in no event shall Stallion have any liability to any Linn Party for losses sustained or liabilities incurred in performing any services except to the extent such losses or liabilities result from gross negligence or willful misconduct of Stallion or its agents.  Stallion and its Affiliates shall have access to and use of the Assets to perform the services to be provided pursuant to this Agreement.

(c)         Stallion shall not enter into any contracts relating to the Assets or wells to be drilled on the Assets during the term of this Agreement without the prior written agreement of Linn.

(d)         Appendix C sets forth the material current contracts and agreements with third parties pursuant to which services are provided in connection with the Assets (“Service Contracts”).  If at the termination of this Agreement any Service Contract has not yet expired, then Linn shall have the option to either: (i) take assignment of the Service Contract from Stallion, if assignable; such assignment to be made to the Linn Party designated by Linn or (ii) instruct Stallion to terminate the Service Contract and reimburse Stallion for any early termination fees or costs associated with such early termination.

2.             Compensation and Remittance of Net Available Cash

(a)         For the performance of services hereunder, Stallion will be entitled to the G&A Fee (as defined in the schedule attached as Appendix A hereto).

(b)         Until termination of this Agreement, Stallion shall continue to receive and collect revenues from the Assets and/or any wells drilled on the Assets during the term of this Agreement for the account of and on behalf of the Linn Party who is entitled thereto and shall remit same as provided in this Paragraph 2 (the total amount of such revenues are herein referred to as the “Linn Gross Revenues”)

(c)         Each month during the term hereof, Stallion shall deduct from the Linn Gross Revenues applicable production, severance and other taxes and remit, as applicable, those taxes to the extent not withheld by the purchaser of production.  The amount of Linn Gross Revenues less applicable production, severance and other taxes is herein referred to as the “Linn Net Revenues”.

(d)         Each month, during the term hereof, Stallion shall deduct from the Linn Net Revenues the following: (i) the G&A Fee for such month, (ii) the amount of outstanding operating expenses, workover expenses, capital expenditures and other costs and expenses incurred either as Reimbursable Expenses (as defined in the Schedule attached as Appendix A hereto) or Field Expenses (as defined in the Schedule attached as Appendix A hereto) and (iv) the amounts incurred pursuant to the Work Plan and Capital Budget (the aggregate of such amounts is herein referred to as the “Permitted Deductions”).

(e)         Stallion will disburse the “Net Available Cash” to Linn concurrently with the disbursement to royalty and other non-operating working interest owners. For purposes of this provision, Net Available Cash is defined as the Linn Net Revenues less the Permitted Deductions.  With each remittance of Net Available Cash, Stallion will submit to Linn a statement in reasonable detail reflecting the Linn Net Revenues and the amount of and supporting documentation for Permitted Deductions for the previous month.

(f)          Contemporaneously with the execution of this Agreement, Linn has advanced to Stallion working capital in the amount of $2 million (the “Working Capital”) to be used by Stallion in connection with the performance of the Services. During the term of this Agreement, Stallion will be entitled to retain amounts from the Linn Net Revenues to maintain the working capital account at approximately $2 million.  If in any month the amount of the Permitted Deductions exceeds the Linn Net Revenues, Linn will within five (5) business days from receipt of an invoice therefor pay to Stallion the amount necessary to maintain the working capital balance at approximately $ 2 million. Upon termination of this Agreement, Stallion will remit to Linn the balance of the working capital account remaining after payment of all costs and expenses payable to Stallion under this Agreement.

(g)         All taxes, of every nature and kind, including, by way of illustration and not by way of limitation, franchise, income, license, occupation or property taxes incurred by or assessed against Stallion as a result of this Agreement, the performance by it of services hereunder, or the receipt by it of payments hereunder (not including taxes assessed against the Assets or production or income therefrom), shall be borne by and paid by Stallion, but shall be Reimbursable Expenses.

(h)         During the term of this Agreement, Stallion shall prepare and execute or cause Cavallo to execute letters in lieu of transfer orders covering the Assets, which will be sent to the purchasers of production upon termination of this Agreement.

3.             Relationship of Parties

(a)         In the performance of its services hereunder, Stallion shall be an independent contractor, and no relationship of partnership, joint venture, principal and agent, or employer and employee shall exist or arise between any Linn Party and Stallion or any Affiliate, officer, director, or employee of Stallion.  By notice to Stallion’s Designated Representative, Linn may generally direct the work to be undertaken by Stallion hereunder; provided, however that the method and staffing of such work shall at all times be directed and carried out by Stallion as an independent contractor.

(b)         Neither Stallion nor any of its officers or employees shall have any right, power, or authority to make any warranty or representation on behalf of any Linn Party, contract for any Linn Party, or commit any Linn Party to any obligation or undertaking other than actions taken reasonably by Stallion in connection with an emergency situation of which Stallion notifies Linn within a reasonable time after its occurrence (and the Linn Parties shall indemnify Stallion for all costs, expenses, and liabilities incurred in connection with such emergency response).

(c)         As used in this Agreement, Linn’s Designated Representative shall mean Roland P. Keddie or his designee, who will serve as the liaison between the Linn Parties and Stallion during performance of the services under this Agreement.  No oral agreement with Linn’s Designated Representative can affect or modify any of the terms or obligations of this Agreement.  A copy of all correspondence concerning the services under this Agreement shall be sent to the Designated Representative that authorized the services under this Agreement.  Linn reserves the right to change its Designated Representative at any time.  Such Designated Representative shall have the full right and authority to bind the Linn Parties with respect to any matter under this Agreement, including notices, consents, directives and agreements.

(d)         As used in this Agreement, Stallion’s Designated Representative shall mean George P. SanFilippo, President of Stallion, or his designee, who will serve as the liaison between the Linn Parties and Stallion during the performance of the services under this Agreement.  No oral agreement with Stallion’s Designated Representative can affect or modify any of the terms or obligations of this Agreement.  A copy of all correspondence concerning the services under this Agreement shall be sent to the Designated Representative that authorized the services under this Agreement.  Stallion reserves the right to change its Designated Representative at any time.  Such Designated Representative shall have the full right and authority to bind Stallion with respect to any matter under this Agreement, including notices, consents, directives and agreements.

4.             Employees.

(a)         During the term of this Agreement, Stallion will assist Linn in seeking to retain certain of Stallion’s employees to effectuate a smooth transition of the operation of the Assets by the Linn Parties subsequent to the termination of this Agreement.  The Stallion employees that Linn desires to hire subsequent to the termination of this Agreement (the “Stallion Employees”) are set forth on Appendix D attached hereto (the Stallion Employees that Linn hires are referred to as the “Continuing Employees”).

(b)         Nothing in this Agreement or the Purchase Agreements shall require or be construed or interpreted as requiring the Linn Parties or any Affiliate thereof to offer employment to any employee of Stallion or its Affiliates or to continue the employment of any employee of Stallion or its Affiliates (including any Continuing Employees) following the Closing Date, or to prevent a Party Linn or an Affiliate thereof from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any Continuing Employees) following the Closing Date.  Stallion and the Linn Parties hereby acknowledge and agree that any employment offered by Linn to a Continuing Employee will be “at will” and may be terminated by the relevant Linn Party or Affiliate thereof or such Continuing Employee at any time for any reason (subject to applicable Laws and to any specific written commitments made to the contrary by a Linn Party or an Affiliate thereof or such Continuing Employee).  Further, any such offer of employment shall be on such terms and conditions as the Linn Parties or their Affiliates shall determine and may be conditioned upon the Stallion Employee’s passage of the Linn Party’s pre-employment screening requirements.

(c)         Stallion shall notify the Stallion Employees of Linn’s desire to hire them.  Stallion and Linn shall assist one another in providing such employees the right to meet with representatives of Linn to the discuss the capacity in which such persons will be employed by a Linn Party or an Affiliate thereof and the terms and conditions under which such employment will be offered; provided, however, that no employee of Stallion shall be required to accept an offer of employment with a Linn Party or Affiliate thereof if such an offer is made.  Stallion shall retain all liability for all severance benefits to be provided to the employees of Stallion (including but not limited to any Stallion Employees who receive but do not accept offers of employment from a Linn Party or Affiliate thereof) under Stallion’s employment agreements, offer letters, or severance plans or policies.  Not earlier than thirty (30) days and not later than seven (7) days prior to the termination date of this Agreement, Linn shall provide offers of employment to the Stallion Employees a Linn Party or Affiliate thereof desires to hire, with each offer stipulating that the date for commencement of work is the termination date of this Agreement (the “Hire Date”).

(d)         No Stallion Employee shall become a Continuing Employee unless he or she (i) accepts a Linn Party’s or Affiliate’s offer of employment under the terms provided in such Linn Party’s or Affiliate’s offer, (ii) passes any required pre-employment screening required by such Linn Party or Affiliate, and (iii) on the Hire Date, is actively at work, on sickness or disability leave, or an approved leave of absence.

(e)         The relevant Linn Party or Affiliate shall grant to the Continuing Employees credit for their past service years as reflected in Appendix B for the following: (i) vesting and eligibility purposes under any employee benefit programs maintained by the Linn Parties or their Affiliates in which they are available to participate and (ii) determining the duration and amount of their benefits under any sick pay or sick leave policy or vacation policy, maintained by the Linn Parties or their Affiliates in which they are eligible to participate.  Stallion shall use commercially reasonable efforts to provide Linn with all necessary transition assistance, including any applicable service credit information relating to Continuing Employees, to enable Linn to develop and implement compensation and benefit plans and programs for any Continuing Employees.

(f)          Effective as of each Stallion Employee’s respective Hire Date, such Stallion Employee that becomes a Continuing Employee shall cease to actively participate or be eligible to actively participate in all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Stallion or its Affiliates providing benefits to any Stallion Employees or other present or former Stallion employees or their dependents and beneficiaries (the “Stallion Plans”).  The Linn Parties or their Affiliates shall not assume any of the Stallion Plans or be liable in any respect for the funding of or contributions to any Stallion Plans.  Until each Stallion Employee’s respective Hire Date, such Stallion Employee shall remain the employee of Stallion and Stallion shall provide his or her wages and employee benefits at Stallion’s sole expense.  Without limiting the foregoing, for all periods prior to the Closing Date and from the Closing Date until each Stallion Employee’s respective Hire Date (but, with respect to such post-Closing Date period, subject to the Linn Parties’ compliance with their obligations pursuant to Paragraph 2(b)), Stallion shall be responsible for (i) the base salaries and overtime payments of the Stallion Employees along with any bonuses to which such Stallion Employee may be entitled, (ii) the costs of the Stallion Employees’ participation in the retirement, medical, dental and other employee benefit plans sponsored by Stallion, (iii) workers’ compensation coverage of the Stallion Employees, (iv) vacation and leave pay for the Stallion Employees, (v) the employer’s portion of any health, life, disability or other insurance provided as a part of Stallion’s employee benefit plans in effect after the Closing Date and in which the Stallion Employees participate, (vi) all employee taxes (including Social Security, Medicare and unemployment taxes) and tax withholdings, and (vii) all payroll processing, payroll deduction, tax withholding and tax reporting services, employee benefit administration, claims processing, personnel administration, and all such related human resources services with respect to the Stallion Employees.

(g)         Prior to the Hire Date of a Stallion Employee, Stallion shall have the right to control and direct the Stallion Employees as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Stallion Employee, provided that: (i) the Linn parties shall not be liable for any cost, expense or severance benefits related to any such terminated Stallion Employee; and (ii) Stallion and its Affiliates agree not to rehire any such terminated Stallion Employee for a period of two years following any such Stallion Employee’s termination date.  Stallion shall fully and timely inform Linn of and consult Linn with respect to, all employment, benefit workplace and performance matters relating to Stallion Employees during the term of this Agreement and prior to the Stallion Employees’ respective Hire Dates that, in the reasonable judgment of Stallion’s management, could have a material impact on Linn prior to taking any actions or making any decisions with respect to such matters.  Notwithstanding the foregoing, prior to each Stallion Employee’s respective Hire Date, Stallion shall have the right to direct such employee to perform reasonable administrative duties on behalf of Stallion in connection with the winding down of Stallion’s services with respect to the Assets and the termination of any Stallion Plans.  During the Initial Term (and the Extended Term, if any) but prior to the Stallion Employees’ respective Hire Dates, Stallion will not permanently reassign, promote or relocate any Stallion Employee without the written consent of Linn.  Stallion shall be responsible for complying with all safety, health and work-related laws, regulations and rules with respect to the Stallion Employees employed by Stallion during the Initial Term (and Extended Term, if any).  Nothing herein is intended to affect Stallion’s status as employer of each Stallion Employee while employed by Stallion or Stallion’s control over such individual until his or her respective Hire Date.

(h)         For the period beginning on each Continuing Employee’s Hire Date and ending on the date that is two (2) years after the Closing Date, neither Stallion nor any of its Affiliates will, unless acting in accordance with Linn’s prior written consent, solicit, encourage or otherwise induce such Continuing Employee to become an employee of Stallion or any of its Affiliates.  Notwithstanding the foregoing, neither Stallion nor its Affiliates will be prohibited from hiring or contracting for the services of a Continuing Employee who has terminated his or her employment relationship with Linn without solicitation or inducement from Stallion or its Affiliates. An advertisement by Stallion or its Affiliates for employment published in newspapers shall not constitute a breach of the obligations of Stallion or its Affiliates under this Section 4(h).

(i)          On or before each Continuing Employee’s Hire Date, if any, Stallion shall take and shall cause its Affiliates to take any necessary action to waive any covenants not to compete, confidentiality provisions or similar restrictions under agreements between Stallion and/or such Affiliates and the Continuing Employee that may be applicable to any Continuing Employee, but only to the extent any of the foregoing would preclude a Continuing Employee from accepting employment with a Linn Party or an Affiliate thereof, and may not restrain such Continuing Employee in any way in performing his services for the Linn Parties or their Affiliates.

5.             Term

(a)         Unless sooner terminated as hereinafter provided or as otherwise expressly provided in Appendix A, this Agreement shall continue for a term commencing on the Closing Date and ending on June 30, 2007 (the “Initial Term”).  Stallion and Linn may, by mutual agreement in writing, extend the Agreement for successive periods thereafter, (each of which is referred to herein as an “Extended Term”).  Notwithstanding the foregoing, the provisions of Paragraph 6 shall continue for a period of two (2) years after the date hereof and the provisions of Paragraph 7 shall survive the termination of this Agreement.

(b)         Linn may, in its sole discretion, terminate all of the services provided by Stallion hereunder at any time by giving Stallion no less than thirty (30) days prior written notice.  Linn may, in its sole discretion, terminate all of the accounting services provided by Stallion hereunder at any time by giving Stallion no less than thirty (30) days prior written notice, and upon such termination the G&A Fee shall be reduced from a monthly rate of $250,000 to a monthly rate of $200,000 for the period after the date on which all accounting services cease.  If Linn elects to terminate all of the accounting services, then upon such termination and during the remaining term of this Agreement, Linn will pay to Stallion, upon receipt of invoice therefore, the amounts necessary to maintain a working capital balance of $4,000,000.  Upon final termination of this Agreement, the remaining working capital balance will be accounted for as provided in Section 2(f).  Linn may also terminate this Agreement as to all of the services provided by Stallion hereunder, subject to applicable notice and cure specified in (d) below, upon the occurrence of any of the following events:

i)              Stallion shall fail to perform or observe any material term, covenant, or agreement contained in this Agreement.

ii)             Stallion shall apply for relief as a debtor under Title 11 of the United States Code, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or Stallion shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction.

iii)            A receiver, trustee, or other similar officer shall be approved for a purpose defined in clause (2) above without the application or consent of Stallion, or proceeding defined in clause (2) shall be instituted (by petition, application, or otherwise) against Stallion and shall remain undismissed or unstayed for a period of thirty (30) days, or any judgment, writ, warrant, attachment, or execution or similar process shall be issued or levied against any material asset of Stallion and shall not be released, vacated, stayed, or fully bonded within sixty (60) days after its issue or levy.

iv)  Stallion shall be declared, by written notice, to be in default in the payment of any material indebtedness (as hereinafter defined) owed by it and such failure shall remain unremedied on the expiration of any grace or cure period provided for the payment thereof, unless such failure to perform shall be expressly waived in writing by the holder or holders of such indebtedness; for the purpose of this clause (4) “indebtedness” means:  (1) all indebtedness or other obligation or liability (primary or secondary, fixed or contingent) for borrowed money or for the deferred purchase price of property or services and (2) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon or in property (including, without limitation accounts and contract rights) owned by Stallion whether or not Stallion has assumed or become liable for the repayment of such indebtedness or obligations.

(c)  Stallion may, in its sole discretion, terminate all of the services provided by Stallion hereunder at any time by giving Linn no less than thirty (30) days prior written notice.  Stallion may also terminate this Agreement as to all of the services provided by Stallion hereunder, subject to applicable notice and cure provided in (d) below, upon the occurrence of any of the following events:

i)  A Linn Party shall fail to perform or observe any material term, covenant, or agreement contained in this Agreement.

ii)  Linn shall apply for relief as a debtor under Title 11 of the United States Code, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or Linn shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction.

iii)  A receiver, trustee, or other similar officer shall be approved for a purpose defined in clause (2) above without the application or consent of Linn, or proceeding defined in clause (2) shall be instituted (by petition, application, or otherwise) against Linn and shall remain undismissed or unstayed for a period of thirty (30) days, or any judgment, writ, warrant, attachment, or execution or similar process shall be issued or levied against any material asset of Linn and shall not be released, vacated, stayed, or fully bonded within sixty (60) days after its issue or levy.

iv)  Linn shall be declared, by written notice, to be in default in the payment of any material indebtedness (as hereinafter defined) owed by it and such failure shall remain unremedied on the expiration of any grace or cure period provided for the payment thereof, unless such failure to perform shall be expressly waived in writing by the holder or holders of such indebtedness; for the purpose of this clause (4) “indebtedness” means:  (1) all indebtedness or other obligation or liability (primary or secondary, fixed or contingent) for borrowed money or for the deferred purchase price of property or services and (2) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon or in property (including, without limitation accounts and contract rights) owned by Linn whether or not Linn has assumed or become liable for the repayment of such indebtedness or obligations.

(d)  With respect to the termination events in 5(b)(ii), (iii) or (iv) or 5(c)(ii), (iii) or (iv), termination will be effective upon receipt of written notice.  With respect to all other termination events, if the default is not cured within ten (10) business days after receiving written notice, the non-defaulting party may terminate the Agreement upon delivery of written notice on or after such ten (10) business day period.  It is agreed that if either party exercises its right to terminate this Agreement for any of the reasons herein, the termination shall not prejudice any other right or remedy available to the other party.

(e)  Upon effective date of any termination of this Agreement, Stallion shall convey or cause Cavallo to convey to Linn Operating any vehicles constituting part of the Assets that were not assigned at Closing, and to the Linn Affiliate designated by Linn any service contracts constituting part of the Assets that were not assigned at Closing.

6.          Confidentiality

(a)  As a result of this Agreement and the performance of services and the other agreements contemplated hereunder, there has been and there will be divulged and disclosed to each party hereto information with respect to the business affairs, properties, operations, finances, marketing, methodology and techniques, processes, capabilities and other data and matters of a proprietary and confidential nature of the other party (collectively “Confidential Information”).  The Confidential Information of one party shall not include information:

i)  which is already known to the other party prior to the disclosure thereof by such party to the other party;

ii)  which is a matter of public record or generally available to the public other than as a result of a breach of this Agreement;

iii)  which is legally required by subpoena, order, decree, regulation, rule or otherwise to be disclosed to a governmental agency or court of competent jurisdiction, if the party proposing to disclose or divulge the same has given to the other party reasonable notice of the pendency of such subpoena, order, decree, regulation, rule or other requirement and the opportunity to contest it; or

iv)  which is rightfully acquired independently from a third party without breach of this Agreement.

Confidential Information may be written, oral, recorded or contained on tape or on other electronic or mechanical media.

(b)  The party who has heretofore received or who hereafter receives as a result of this Agreement or the performance of services hereunder Confidential Information of or with respect to the other party shall hold such Confidential Information in strict confidence and shall not disclose or divulge the same to any third party or use it for any purpose other than as authorized by this Agreement and such other party.  Each party will use its best efforts and endeavors and will employ all reasonable steps to protect the Confidential Information of or with respect to the other party from unauthorized or inadvertent disclosure and will disclose and divulge the same only to its own officers, employees, agents and representatives having a need to know and utilize the same in the performance of this Agreement.

(c)  Each party shall be deemed to be the owner of all Confidential Information disclosed by it hereunder to the other party, including all proprietary rights and interests therein, and nothing contained herein shall be deemed or construed to constitute a grant of any rights, by license or otherwise, in or to any Confidential Information.  The Confidential Information of a party hereto shall not be used by the other party hereto for any purpose adverse to or in competition with the owner of such Confidential Information.

7.          Indemnity

(a)  THE LINN PARTIES SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS STALLION, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS AND SIMILARLY SITUATED PERSONS, FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DEMANDS, LIABILITIES OR CAUSES OF ACTION FROM THIRD PARTY CLAIMS (“CLAIMS”) FOR DIRECT DAMAGES (EXPRESSLY EXCLUDING CONSEQUENTIAL, INCIDENTAL OR PUNITIVE, OR ANY LOST REVENUES OR PROFITS, EXCEPT ANY SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY), AS INCURRED BY ANY INDEMNIFIED PARTY, RELATING TO OR ARISING OUT OF THE PROVISION OF SERVICES BY STALLION PURSUANT TO THIS AGREEMENT, INCLUDING ANY DAMAGES RESULTING FROM THE NEGLIGENCE OF ANY INDEMNIFIED PARTY; PROVIDED, HOWEVER, THE FOREGOING INDEMNIFICATION OBLIGATION SHALL NOT APPLY TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH DAMAGES RESULTED FROM THE INTENTIONAL BREACH OF CONTRACT, WILLFUL

MISCONDUCT OR GROSS NEGLIGENCE OF ANY SUCH INDEMNIFIED PARTY.

(b)  Stallion shall notify Linn as soon as practicable of any Claim that may be presented to or served upon it by any party arising out of or as a result of work performed pursuant hereto, affording Linn full opportunity to assume the defense of such Claim and to protect itself under the obligations of this Paragraph 7.

(c)  Indemnification Despite Negligence.  It is the express intention of the parties hereto that each party to be indemnified pursuant to this Paragraph 7 or other provision of this Agreement shall be indemnified and held harmless from and against all Claims as to which indemnity is provided for under this Paragraph 7 or other provision, notwithstanding that any such Claims arise out of or result from the ordinary, strict, sole or contributory negligence of such party and regardless of whether any other party is or is not also negligent.  The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

8.          Insurance.  Linn shall procure and maintain at its sole expense during the term of this Agreement policies of insurance for the Assets in accordance with Appendix E.  Upon execution of this Agreement, Linn shall provide to Stallion evidence that Linn has obtained the insurance required by this Paragraph 8 and that Linn has caused Stallion to be named as an additional insured on such policies insofar as same relate to the Assets. Upon request, Stallion shall have the right to examine or inspect the originals or certified copies of said policies of insurance in the offices of Linn during its normal business hours.

9.          Compliance with Laws.  In the performance by it of its services hereunder, Stallion will comply with all applicable laws, rules and regulations of any governmental entity or agency maintaining jurisdiction and authority in connection therewith.

10.        Amendment.  This Agreement may be amended only by an instrument in writing executed by each party or their respective Designated Representative.

11.        Governing Law; Dispute Resolution; and Parties in Interest

(a)  This Agreement has been negotiated and executed and is performable in the State of Texas.  This Agreement shall be construed pursuant to, and all disputes and controversies arising hereunder shall be governed by, the laws of the State of Texas, without regard to the application of any principles of conflicts of law.

(b)  All disputes arising out of or in connection with the execution, interpretation or performance of this Agreement shall to the fullest extent permitted by law, be solely and finally determined by arbitration conducted in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof.  The decision of the arbitrator(s) shall be reduced to writing and shall be binding on the parties.  Judgment upon any award so determined may be entered and executed in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  The costs and expenses of such arbitration shall be borne in such manner as may be determined by such arbitrator(s).

(c)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or party any right, benefit or remedy whatsoever under or by reason of this Agreement.

12.        Notices and Payments

(a)  All notices herein provided to be given shall be given in writing and shall be deemed to have been given only when received by the party entitled to receive the same.

(b)  All notices herein provided to be given and all payments herein provided to be made shall be given and made as follows:

If to a Linn Party:

Linn Energy, LLC

650 Washington Road, 8th Floor

Pittsburgh, PA  15228

Attention:  Roland P. Keddie

Facsimile No.:  412-440-1499

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street

2300 First City Tower

Houston, TX 77002

Attention: Jeffery K. Malonson

Facsimile No.: 713-615-5627

If to Stallion:

Stallion Energy, LLC, General Partner

411 West Richey Road

Houston, Texas 77090

Attn:  George P. SanFilippo

Facsimile No.:  281-873-8597

13.        Non-Waiver

Either party’s failure to insist on performance of any of the terms and conditions herein or to exercise any right or privilege or such party’s waiver of any breach hereunder shall not thereafter waive any of such party’s rights or privileges under this Agreement or at law.  Any waiver of any specific breach shall be effective only if given expressly by the waiving party in writing.

14.        Non-Assignability

This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party, in whole or in part.

15.        Merger and Interpretation

(a)  This Agreement embodies the entire agreement between the Linn Parties and Stallion.  The parties shall not be bound by or liable for any statement, writing, representation, promise, inducement, or understanding not set forth above.  No changes, modifications, or amendments of any terms and conditions of this Agreement are valid or binding unless agreed to by the parties in writing and signed by their authorized agents.

(b)  Each party to this Agreement and its counsel have participated in the creation of this Agreement. The normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

16.        Joint and Several Liability.

The Linn Parties shall be jointly and severally liable for the obligations of any Linn Party hereunder.  The Linn Parties hereby designate Linn as their representative and agent for the purposes of this Agreement.

[Signatures on Following Page]

EXECUTED as of the date above recited.

LINN ENERGY, LLC

By:	/s/ Roland P. Keddie
Name:	Roland P. Keddie
Title:	Sr. Vice President

LINN ENERGY HOLDINGS, LLC

By:	/s/ Roland P. Keddie
Name:	Roland P. Keddie
Title:	Sr. Vice President

LINN OPERATING, INC.

By:	/s/ Roland P. Keddie
Name:	Roland P. Keddie
Title:	Sr. Vice President

PENN WEST PIPELINE, LLC

By:	/s/ Roland P. Keddie
Name:	Roland P. Keddie
Title:	Sr. Vice President

STALLION ENERGY LLC,

By:	/s/ George P. SanFilippo
Name:	George P. SanFilippo
Title:	President